Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations & Capital Markets

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION

COMPLETES NEW $1.5 BILLION TERM LOAN

Boston, Massachusetts – October 29, 2013: American Tower Corporation (NYSE: AMT) announced today that it has entered into a new $1.5 billion unsecured term loan. The Company received net proceeds of approximately $1.495 billion from the term loan, which were used together with cash on hand to repay its existing $750 million unsecured term loan entered into in June 2012 and $800 million of outstanding indebtedness under its $1.0 billion unsecured revolving credit facility entered into in January 2012.

As a result of the new term loan, the Company has liquidity of approximately $2.6 billion, which includes cash on hand and the capacity to borrow under its existing revolving credit facilities. The new term loan matures on January 3, 2019 and based on the Company’s debt rating, the current interest rate is LIBOR plus 1.25%. The term loan does not require amortization of principal and may be paid prior to maturity in whole or in part at the Company’s option without penalty or premium.

About American Tower

American Tower is a leading independent global owner, operator and developer of wireless communications sites. American Tower currently owns and operates over 61,000 communications sites in the United States, Brazil, Chile, Colombia, Costa Rica, Germany, Ghana, India, Mexico, Panama, Peru, Uganda and South Africa. For more information about American Tower, please visit www.americantower.com.

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